The information in this preliminary pricing supplement is not complete and may be changed. None of this preliminary pricing supplement, the prospectus supplement or the prospectus is an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2007	FILED PURSUANT TO RULE 424(b)(2)
PRELIMINARY PRICING SUPPLEMENT NO. AIG-FP-15	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
MEDIUM-TERM NOTES, SERIES AIG-FP,
FLOATING RATE LIBOR NOTES DUE JUNE 1, 2047

Principal Amount: U.S.$•	Original Issue Date: June 1, 2007

Agents’ Discount or Commission: U.S. $•	Stated Maturity: June 1, 2047

Net Proceeds to Issuer: U.S. $•	Interest Rate: 3 Month LIBOR— 25 bps
Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QBX5

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): N/A
The notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount
[•]	U.S.$•	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount plus interest accrued from June 1, 2007 to, but not including, June 1, 2007.

Initial Interest Rate:	3 Month LIBOR determined as of 11:00 a.m. London time on May 30, 2007, minus 25 basis points.

Interest Reset Dates:	Quarterly on the 1st of each March, June, September, and December commencing on June 1, 2007

Interest Payment Dates:	Quarterly on the 1st of each March, June, September, and December commencing on September 1, 2007

Regular Record Dates:	15 calendar days prior to each Interest Payment Date

Spread (+/-):	- 25 bps	INTEREST RATE BASIS OR BASES:
Spread Multiplier:	N/A	☐ CD Rate
Maximum Interest Rate:	N/A	☐ CMT Rate
Minimum Interest Rate:	N/A	☐ CMT Moneyline Telerate Page 7051
Index Maturity:	3 Months	☐ CMT Moneyline Telerate Page 7052
☐ One-Week Average Yield
INTEREST CALCULATION:		☐ One-Month Average Yield
☑ Regular Floating Rate Note		☐ Commercial Paper Rate
☐ Floating Rate/Fixed Rate Note		☐ Eleventh District Cost of Funds Rate
Fixed Rate Commencement Date:		☐ Federal Funds Open Rate
Fixed Interest Rate:		☐ Federal Funds Rate
☐ Inverse Floating Rate Note		☑ LIBOR
Fixed Interest Rate:		☑ LIBOR Reuters
☐ LIBOR Moneyline Telerate
☐ Prime Rate
☐ Treasury Rate
☐ Other

Redemption at Option of Issuer:
The notes will be redeemable, in whole or in part, at the option of the Issuer, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the redemption dates and at the corresponding redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

Redemption Date	Redemption Price
June 1, 2037	105.000%
June 1, 2038	104.500%
June 1, 2039	104.000%
June 1, 2040	103.500%
June 1, 2041	103.000%
June 1, 2042	102.500%
June 1, 2043	102.000%
June 1, 2044	101.500%
June 1, 2045	101.000%
June 1, 2046	100.500%
Repayment at Option of Holder:
The notes will be repayable, in whole or in part, at the option of the holder, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the repayment dates and at the corresponding repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the repayment date:

Repayment Date	Repayment Price
June 1, 2008	97.50%
June 1, 2009	97.50%
June 1, 2010	97.75%
June 1, 2011	98.00%
June 1, 2012	98.00%
June 1, 2013	98.25%
June 1, 2014	98.50%
June 1, 2015	98.50%
June 1, 2016	98.75%
June 1, 2017	99.00%
June 1, 2018	99.00%
June 1, 2019	99.25%
June 1, 2020	99.50%
June 1, 2021	99.50%
June 1, 2022	99.75%
June 1, 2023 and each June 1 thereafter to, and including, maturity	100.00%
In the event that a date in the tables above is not a Business Day, the repayment date will be the next succeeding Business Day.
If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.
Other Provisions:
Calculation Agent:       AIG Financial Products Corp.

ERISA CONSIDERATIONS
The notes may not be purchased or held by any employee benefit plan or other plan or account that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (each, a “plan”), or by any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”), unless in each case the purchaser or holder is eligible for exemptive relief from the prohibited transaction rules of ERISA and Section 4975 of the Code under a prohibited transaction class exemption issued by the Department of Labor or another applicable statutory or administrative exemption. Each purchaser or holder of the notes will be deemed to represent that either (1) it is not a plan or plan asset entity and is not purchasing the notes on behalf of or with plan assets or (2) with respect to the purchase and holding, it is eligible for relief under a prohibited transaction class exemption or other applicable statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code. The foregoing supplements the discussion under ERISA Considerations in the base prospectus dated July 24, 2006.
USE OF PROCEEDS
We intend to lend the net proceeds from the sale of the notes to our subsidiary AIG Financial Products Corp. or certain of its subsidiaries for use for general corporate purposes.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.
The Issuer believes that it is a domestic operating corporation and that less than 25 percent of its affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2006. In making this determination, the Issuer has made certain assumptions and used procedures which it believes are reasonable. The Issuer cannot give any assurances as to whether it will continue to be a domestic operating corporation that meets the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the Issuer’s determination of its status as domestic operating corporation or the manner in which the Issuer has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.
Notwithstanding that the final maturity of the notes is more than 30 years after the original issue date, prospective investors should refer to the discussion under “United States Taxation” in the accompanying prospectus supplement for a discussion of the other material consequences of owning the notes.
The information in this Pricing Supplement, other than the information regarding the initial public offering price, the net proceeds to the issuer, the identities of the initial purchasers or agents, the information under “Certain U.S. Federal Income Tax Consequences” above, and the following two paragraphs, will be incorporated by reference into the Global Security representing all the Medium-Term Notes, Series AIG-FP.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase approximately $[•] billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement, including $[•]aggregate principal amount (or its equivalent in one or more foreign currencies) of Series AIG-FP notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.